Exhibit 10.4

ADDITIONAL PURCHASE RIGHTS INVESTMENT AGREEMENT

THIS ADDITIONAL PURCHASE RIGHTS INVESTMENT AGREEMENT (this “Agreement”) is made and entered as of March 27, 2006 into by R&G ACQUISITION HOLDINGS CORPORATION (“RAC”) in favor of the various Investors identified on Schedule A attached hereto, each of whom has executed this Agreement (individually, an “Investor” and collectively the “Investors”). It is joined into by R&G Financial Corporation (“RGF”) with respect to certain obligations and undertakings as specified herein.

The Investors have entered into a Securities Purchase Agreement on even date herewith (the “Securities Purchase Agreement”) with RGF and RAC and the Operative Documents (as defined in the Securities Purchase Agreement), pursuant to which they have agreed to purchase certain shares of preferred stock of RAC, the proceeds of which are to be used to strengthen the capital position of RAC, RGF and certain of their subsidiaries, all of which is of value to RAC and RGF. For and in consideration of such purchases, RAC hereby grants the Investors the Purchase Rights (as defined below) on the terms and conditions provided herein, and RGF agrees to abide by and comply with the obligations and covenants applicable to it hereunder.

SECTION 1. GRANT OF PURCHASE RIGHTS

1.1 RAC grants to the Investors, together with any permitted transferee or assignee of the rights granted herein (individually, a “Holder” and collectively, the “Holders”), eight million Purchase Rights permitting them to acquire, subject to the exercise of each such Purchase Right and the payment of the Purchase Rights Exercise Price (as defined below), as the same shall be determined and adjusted as provided herein and compliance with the other provisions of this Agreement, the Purchase Rights Value (as defined below), as the same may be adjusted from time to time.

1.2 Each Investor shall be entitled to that number of Purchase Rights indicated on Schedule A attached hereto. The Purchase Rights granted herein are several to the Holders, and not joint, and each Holder shall have the right and power to exercise its Purchase Rights at any time and from time to time as provided herein, regardless of the actions of other Holders with respect to their Purchase Rights.

SECTION 2. CERTAIN DEFINITIONS

2.1 “Exercised Purchase Rights Value” means the product of the number of Purchase Rights exercised multiplied by the Value of a Purchase Right.

2.2 “Purchase Rights” shall mean the rights granted pursuant to this Agreement to the Holders permitting them to receive an interest in the Total Purchase Rights Value upon payment of the Purchase Rights Exercise Price. There are eight million Purchase Rights granted to the Investors pursuant to this Agreement.

2.3 “Purchase Rights Exercise Price” shall mean $10 per Purchase Right, provided, however:

(a) In the event that not all scheduled dividends have been declared and paid in full on the RAC Series A Preferred Stock issued pursuant to the Securities Purchase Agreement during a given calendar quarter, the Purchase Rights Exercise Price then in effect shall be reduced on and as of the first day of the following quarter by $0.4894375. This adjustment shall occur each calendar quarter that the dividends on the RAC Series A Preferred Stock are not paid as required thereby, provided the Purchase Rights Exercise Price cannot be reduced to less than $0.01, subject to the limitation provided in Section 3.7 below.

(b) In the event of any Material Covenant Violation (as defined below), the Purchase Rights Exercise Price shall be reduced to $0.01, subject to the limitation provided in Section 3.7 below.

2.4 “Total Purchase Rights Value” shall mean twenty percent (20%) of the Appraised Value (as defined and determined below).

2.5 “Value of a Purchase Right” shall mean twenty percent (20%) of the Appraised Value divided by eight million.

SECTION 3. EXERCISE OF PURCHASE RIGHTS

3.1 Timing of Exercise. The Purchase Rights may be exercised by a Holder at any time following an Appraisal, but only as provided in Section 3.2 below. The Purchase Rights shall expire at 5:00 p.m. (Eastern Time) on the seventh anniversary of issuance of the Purchase Rights (the “Expiration Time”), unless the same shall be extended as provided herein.

3.2 When an Appraisal may be Demanded. Commencing five years after the Closing (as defined in the Securities Purchase Agreement) hereof, or at any time following the occurrence of a Change in Control (as defined below) or the entering into or announcement of any agreement that, upon consummation would result in a Change in Control, or following the occurrence of a Material Covenant Violation (as defined below), and prior to the Expiration Time, Financial Stocks Capital Partners IV L.P. or a majority of Holders of the then outstanding Purchase Rights hereunder (such Holder or Holders, the “Demanding Holders”) may demand an appraisal to determine the Total Purchase Rights Value under this Agreement (the “Appraisal”) at RAC’s sole expense. Only one Appraisal may be required within any twelve month period. To the extent that the Demanding Holders request an additional Appraisal (other than an Appraisal required pursuant to the provisions of Section 6.1 hereof), the Appraisal shall be at the sole cost and expense of the Demanding Holders. Notice of the demand for Appraisal shall be delivered to RAC to the address provided in Schedule A hereto below, and a copy shall be delivered to RGF.

3.3 Notice and Elections of Other Holders. When a demand for an Appraisal is made, the Demanding Holders shall notify all other Holders at the addresses provided in Schedule A hereto, advising them that a demand for Appraisal has been made, indicating the number of Purchase Rights they intend to exercise and providing them with fifteen (15) business days in which to advise the Demanding Holders whether or not such Holder wishes to participate in the Appraisal process and exercise all or part of their Purchase Rights and if so, the number of Purchase Rights such Holder intends to exercise.

3.4. Appraisal and Appraised Value.

(a) In conducting the Appraisal, the Demanding Holders shall, within five business days of delivering the notice of the demand for the Appraisal, select an independent investment banking firm or other independent, nationally recognized appraisal firm (an “Appraiser”) to determine the Appraised Value. RAC shall, within five business days thereafter also select an Appraiser, and the two Appraisers so selected shall, within five business days, select a third Appraiser. The Appraisers selected by the Demanding Holders and RAC shall complete their appraisal within twenty business days. The third Appraiser so selected shall, within five days thereafter, review the appraised valuations of the first two Appraisers and shall select such appraised value determined by one of the first two Appraisers that, in its judgment most closely reflects the correct valuation of R-G Crown Bank, F.S.B. and any successor thereto by merger, consolidation, conversion or operation of law (“Crown Bank”) in accordance with this Section 3.4 (the value, as selected by the third Appraiser, the “Appraised Value”).

(b) Each Appraiser and Appraisal shall value the Purchase Rights based first upon their appraised value of Crown Bank on a control premium basis, assuming the sale of Crown Bank in its entirety as a going concern, and without any discounts for a lack of a controlling interest or size of the securities position, marketability, liquidity or otherwise, and without giving any effect to any tax consequences, plus any cash or marketable securities held by RAC as a result of dividends or distributions from Crown Bank and without any reduction for outstanding preferred stock or trust preferred securities of RAC (the “Control Premium Value”), and second upon their appraised value of Crown Bank on a going concern basis, considering Crown Bank as being a publicly traded bank or savings institution located in the State of Florida having its respective asset size, balance sheet composition, equity and earnings without any discount for a lack of a controlling interest, liquidity, marketability, size of securities position or otherwise, and without giving effect to any tax consequences, plus any cash or marketable securities held by RAC as a result of dividends or distributions from Crown Bank and without any reduction for outstanding preferred stock or trust preferred securities of RAC (the “Public Market Value”). The average of the Control Premium Value and the Public Market Value determined by each Appraiser shall be the appraised valuation of such Appraiser. Notwithstanding the valuations that might be determined by the Appraisers, in no event shall the Appraised Value be less than four hundred million dollars ($400,000,000).

3.5 RAC Election. Upon determination of the Appraised Value (and accordingly the Purchase Rights Value), RAC shall consult with RGF and have five business days in which to notify the Demanding Holders and all other Holders electing to exercise Purchase Rights whether it intends to provide the Exercised Purchase Rights Value in the form of RGF Class B Common Stock (the “Common Stock”) or in cash, and if no affirmative election is so made, RAC shall be deemed to have made an election on and as of the fifth business day following the determination of the Appraised Value to settle the Purchase Rights in cash.

3.6 Determination of Number of Shares to be Delivered. If RAC elects to provide the Exercised Purchase Rights Value in the form of Common Stock, it shall deliver that number of shares of Common Stock that have a Fair Market Value (as defined below) equal to the Value of a Purchase Right multiplied by the number of Purchase Rights being exercised. The shares of Common Stock, for the purposes of making this calculation, shall be valued at their Fair Market Value as defined below. The “Fair Market Value” of a share of Common Stock shall mean the fair market value of a share which shall be, at any time such security is listed or traded on any securities exchange or quoted in an over-the-counter market, (i) the average of the closing prices of sales of Common Stock on all securities exchanges, automated quotation systems or markets on which the Common Stock may at the time be listed or traded, or, if there have been no sales reported on any day, the average of the highest bid and lowest asked prices on all such exchanges, systems or markets at the end of such day, or (ii) if on any day such security is not so listed and is instead quoted in the over-the-counter market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each of (i) and (ii) of this paragraph, averaged over a period of the 20 consecutive trading days commencing five business days following the notification by RAC that it intends to provide the Exercised Purchase Rights Value in the form of Common Stock, or in the case of a Change in Control, Reorganization or Material Covenant Violation, as such terms are defined below, averaged over a period of the 20 consecutive trading days either immediately prior to or immediately following such event (at the election of the Demanding Holders).

3.7 Certain Purchase Rights Exercise Price Adjustment. Notwithstanding the provisions of Section 2.2, in the event RAC elects to provide the Exercised Purchase Rights Value in the form of Common Stock, the Purchase Rights Exercise Price shall not be reduced to an amount below $0.01 for each share of Common Stock to be delivered upon exercise of the Purchase Rights.

3.8 Closing. If RAC elects to provide the Exercised Purchase Rights Value in the form of cash, a closing shall be held within ten (10) business days of the date of RAC’s notice with respect thereto, at which time the Holders exercising Purchase Rights shall deliver the Purchase Rights Exercise Price in the one of the forms or manners specified in Section 4 below for each such Purchase Right being exercised, and in exchange for which RAC shall deliver cash equal to the Exercised Purchase Rights Value. If RAC elects to provide the Exercised Purchase Rights Value in the form of Common Stock, a closing shall be held within ten (10) business days of the determination of the Fair Market Value of the Common Stock. At such closing, the Holders exercising Purchase Rights shall deliver the Purchase Rights Exercise Price in the one of the forms or manners specified in Section 4 below for each such Purchase Right being exercised, and in exchange for which RAC shall deliver shares of Common Stock equal to the Exercised Purchase Rights Value. At the closing, and upon delivery by a Holder of the Purchase Rights Exercise Price in one of the forms or manners specified in Section 4 below, the Holder shall be deemed to be the holder of record of the shares of Common Stock to be issued pursuant to the exercise of the Purchase Rights, notwithstanding that RGF’s stock transfer books may be closed or that certificates representing such Shares have not been issued or delivered to the Holder.

3.9 Requirements. In order for RAC to exercise the right to provide the Exercised Purchase Rights Value in the form of Common Stock, such shares must be shares registered under the Securities Act of 1933, as amended (the “Securities Act”), subject to no lien, claim or encumbrance, and must be fully paid and non-assessable.

SECTION 4. METHODS OF EXERCISE OF PURCHASE RIGHTS BY HOLDERS

4.1 Preferred Exchange. For so long and to the extent that a Holder continues to hold Series A Preferred Stock of RAC, the Holder hereof shall exercise the Purchase Rights granted herein, in whole or in part, by delivering (i) a signed Notice of Exercise, as attached hereto as Exhibit A (including the Substitute Form W-9, which forms a part thereof, the “Notice of Exercise”) and (ii) shares of Series A Preferred Stock of RAC having a Stated Value (as defined in the designation of such Series), plus accrued but unpaid dividends for the latest Dividend Period (as such term is defined in the Securities Purchase Agreement) (collectively, the “Preferred Value”) equal to the Purchase Rights Exercise Price for the Purchase Rights being exercised to RAC at the address provided in Section 8.7 hereof (the “Preferred Exchange”). In exchange therefore, RAC shall deliver the Exercised Purchase Rights Value in the form elected by RAC. Any Preferred Exchange shall be subject to prior approval by the Board of Governors of the Federal Reserve System or its delegatee (the “Federal Reserve”).

4.2 Cash Exercise. If a Holder lacks sufficient Series A Preferred Stock of RAC to exercise Purchase Rights or if such an exercise would require the Holder to seek an approval from a Regulatory Authority (as defined in Section 7.2(d) below), or RAC cannot obtain approval from the Federal Reserve to engage in a Preferred Exchange, a Holder may exercise the Purchase Rights under this Agreement in whole or in part by delivering to RAC at any time prior to the Expiration Time: (i) a completed and signed Notice of Exercise and (ii) cash in an amount equal to the Purchase Rights Exercise Price to RAC at the address provided in Section 8.7 hereof. In exchange therefore, RAC shall deliver the Exercised Purchase Rights Value in the form elected by RAC.

4.3 Cashless Exercise. If a Holder lacks sufficient Series A Preferred Stock of RAC to exercise Purchase Rights or such an exercise would require the Holder to seek an approval from a Regulatory Authority (as defined below) regarding possible control of RGF, RAC, Crown Bank or R-G Premier Bank, a Holder hereof may elect to exercise the Purchase Rights pursuant to this Agreement, in whole or in part, and to receive, without the payment by such Holder of any additional cash or other consideration (the “Cashless Exercise”), the Exercised Purchase Rights

Value as provided in this subsection. To make a Cashless Exercise, the Holder must deliver a completed and signed Notice of Exercise providing such number of Purchase Rights to be surrendered in the Cashless Exercise, to RAC at its address provided in Schedule A. RAC shall then issue to the Holder the Exercised Purchase Rights Value as is computed using the following formula:

X = Y (A-B)

where X =	the Exercised Purchase Rights Value to be delivered to the Holder pursuant to this Section 4.3.

Y =	the number of Purchase Rights being exercised by such Holder pursuant to the Cashless Exercise option.

A =	the Value of a Purchase Right being exercised by such Holder.

B =	the Purchase Rights Exercise Price at the time payment is due in connection with the cashless exercise for each Purchase Right being exercised by such Holder pursuant to the Cashless Exercise option.

SECTION 5. CERTAIN OBLIGATIONS OF RGF AND RAC

5.1 Delivery of Shares. In the event RAC elects to provide the Exercised Purchase Rights Value through the use of Common Stock, RGF shall deliver to RAC that number of registered, fully paid and non-assessable shares of Common Stock sufficient to pay the Exercised Purchase Rights Value. Such shares shall be in such denomination as may be requested by the Holder and shall be registered in the name of the Holder. RGF shall pay all expenses, stock transfer taxes and other charges payable in connection with the preparation, execution and delivery of such certificates for shares of Common Stock. RGF shall at all times reserve sufficient shares of Common Stock to comply with its obligations hereunder. In addition, it shall comply with the obligations contained in the Registration Agreement between RGF and the Investors of even date herewith, and it is expressly intended and understood that both RAC and the Holders are intended beneficiaries of the obligations and duties of RGF set forth therein. RGF further agrees that it will not increase the par value of the shares of Common Stock above $0.01 per share.

5.2 Status of Holders. Upon the occurrence of any closing as contemplated by Section 3.8 hereof at which shares of Common Stock are to be delivered to a Holder upon exercise of Purchase Rights, and upon delivery of the Purchase Rights Exercise Price in one of the methods permitted in Section 4, the Holder shall be deemed to be the holder of record of the shares of Common Stock to be issued, notwithstanding that the RGF’s stock transfer books may be closed or that certificates representing such Shares have not been issued or delivered to the Holder.

5.3 Reissuance of Certificates. In the event of an exercise of Purchase Rights by a Holder that does not require the use by the Holder of all of the Series A Preferred Stock of RAC held by it, RAC shall issue a new certificate or certificates representing the number of shares of Series A Preferred Stock held by the Holder and not exchanged pursuant to the Preferred Exchange. RAC shall pay all expenses, stock transfer taxes and other charges payable in connection with the preparation, execution and delivery of such certificates for Series A Preferred Stock.

5.4 Partial Exercise. Nothing shall require a Holder to exercise all of the Purchase Rights such Holder holds, and the failure to exercise all such Purchase Rights shall not impair or restrict the right of such Holder to exercise the unexercised Purchase Rights at a later date or dates. The Holder and RAC shall each retain records of the exercised and unexercised Purchase Rights of such Holder and in the event of a discrepancy, shall work in good faith to resolve the same.

5.5 Retirement of Mirror Preferred Stock. Subject to the approval of the Federal Reserve, upon the exercise of any Purchase Rights for cash, the Company shall use the proceeds of such exercise to redeem, at the stated value, an amount of the Company’s Mirror Preferred Stock (as defined in the Securities Purchase Agreement) equal to the proceeds to the Company from such exercise and to cause RAC to, in turn, use the proceeds from the redemption of the Mirror Preferred Stock to redeem shares of the RAC Series A Preferred Stock in an amount equal to the amount of such proceeds.

SECTION 6. CERTAIN RIGHTS

6.1 Right of the Holder to Defer Exercise. Notwithstanding any other provision of this Agreement, in the event RAC is unable to deliver registered shares freely tradable by the holder of Common Stock to a Holder upon exercise of Purchase Rights hereunder or is unable to deliver cash in lieu of shares of Common Stock to a Holder upon exercise of Purchase Rights hereunder, (a) the Holder may defer exercise of its Purchase Rights for up to an additional twelve months (and, if required, the Expiration Time shall be extended until such twelve months expires plus such additional time as shall be required to conduct an Appraisal (as provided in Section 3.4 hereof) and determine whether or not RAC can either deliver registered shares of Common Stock or cash in exchange for any Purchase Rights exercised and conduct a closing with respect thereto), (b) at the end of such twelve months, such holder may, but is not required, to demand a new Appraisal of the Purchase Rights, and (c) the Appraised Value determined as a result of such new Appraisal shall not be lower than the greater of (x) four hundred million dollars or (y) the Appraised Value as determined pursuant to the Appraisal previously demanded by the Holder. This deferral right shall continue so long as RAC remains unable to deliver either registered shares of Common Stock or cash upon the exercise of Purchase Rights.

6.2 Right to Require RAC and RGF to Prevent Inadvertent Control. The parties to this Agreement acknowledge and understand that under certain circumstances a Holder may be in a position to exercise Purchase Rights which, when combined with other shares of Common Stock or rights that such Holder owns or controls, may result in such Holder owning or controlling (or being deemed to own or control) ten percent or more of a class of voting securities of RGF or more than twenty-five percent of the equity of RGF. In such event, RAC and the Holder agree that they will take such steps as may be reasonably requested or required to avoid the occurrence of such condition and will, if appropriate, consult with the Federal Reserve with respect to the same. Specifically, and without regard to other steps that might be taken, RAC agrees to deliver cash in lieu of shares of Common Stock for the Purchase Right Value for all or such portion of the Exercise Rights in order to avoid the condition. To assist RAC, RGF agrees that it will use commercially reasonable best efforts to engage in a sale of common stock or other securities of it or one of its subsidiaries (other than RAC or Crown Bank, or their successors or assigns) to third parties and will use the proceeds of such sale to provide cash to RAC to allow it to comply with its obligations hereunder. Each of the Holders of Purchase Rights receiving cash proceeds from such offering shall pay 50% of the underwriting commissions or discounts applicable to such securities in the same proportion that the cash proceeds to them from such sales (after deducting only underwriting discounts or commissions) bears to the total cash proceeds (after deducting only underwriting discounts and commissions) of the entire offering and such Holders of Purchase Rights shall, severally and not jointly, pay an aggregate of $40,000 to the registrant of such securities for expenses reasonably incurred in connection with the registration and offering of such securities.

6.3 Federal Reserve Requirements. The parties to this Agreement acknowledge and understand that the exercise of certain rights under this Agreement, including but not limited to the rights to engage in a Preferred Exchange and the rights triggered by a Change in Control, may be limited, restricted or precluded by the Federal Reserve. RAC, RGF and the Holders agree to work in good faith and to use commercially reasonable best efforts to achieve for the Holders the economic benefits of the agreements and undertakings set forth herein, consistent with the obligations on the part of the parties to abide by the legal, regulatory and supervisory requirements imposed by the Federal Reserve.

6.4. Ownership. RAC may deem and treat the persons identified and set forth on Schedule A as the Holders of the Purchase Rights provided herein and the sole persons able to exercise such Purchase Rights (notwithstanding any notations of ownership or writing hereon made by anyone other than RAC) for all purposes and shall not be affected by any notice to the contrary until such time as such Purchase Rights are transferred as permitted herein and the procedures required herein have been satisfied.

6.5 Compliance with NYSE Rules. The maximum number of shares of Common Stock that RGF may issue, in the aggregate, to Holders of Purchase Rights is limited to 19.99% of the outstanding Shares of Common Stock less all Shares of Common Stock issued and issuable to holders of the RGF Warrants issued pursuant to the Securities Purchase Agreement, unless the Company obtains shareholder approval as required by NYSE Rules 312.03 and 312.04 (the “NYSE Rules”). To the extent that the aggregate number of Shares of Common Stock issued and issuable pursuant to exercise of all RGF Warrants is less than 20% of the outstanding Shares of Common Stock as calculated under the NYSE Rules, RAC may elect to settle Purchase Rights for Shares of Common Stock or cash, and in all other events, RAC shall elect to issue cash to the Holders of the Purchase Rights, provided in no event shall RAC or RGF have any right or obligation to issue Shares of Common Stock in settlement of the Purchase Rights that would necessitate approval of the Company’s shareholders under the NYSE Rules. RAC shall provide the Holders of Purchase Rights with all calculations under this Section 6.5, including the maximum number of Purchase Rights that can be settled for shares of RGF Common Stock, and provide such Holders notice of RAC’s method of settlement upon receipt of a notice of demand for an Appraisal by a Demanding Holder.

SECTION	7. ADDITIONAL DEFINITIONS

7.1 Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) Crown Bank is a party to a merger, consolidation, statutory share exchange, spin off, split off or any other transaction as a result of which RAC no longer owns 100% of Crown Bank’s capital stock of all classes and series (including, for the purposes of this provision, all securities or instruments exercisable, convertible or exchangeable for such capital stock) or Crown Bank is a party to a sale of all or substantially all of its assets in a single transaction or series of transactions (individually and collectively, a “Reorganization”); (ii)

shares of capital stock of Crown Bank shall become subject to any security interests, mortgage, pledge or negative pledge, hypothecation, lien, encumbrances, or adverse equities or claims (“Liens”); (iii) RGF or RAC is party to a Reorganization as a result of which RAC no longer owns 100% of Crown Bank, substantially all of the assets it owned immediately prior to such transaction, or RGF no longer owns 100% of RAC (including, for the purposes of this provision, all securities or instruments exercisable, convertible or exchangeable for shares of capital stock of Crown Bank or RAC); (iv) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or persons acting together or in concert (including any “group”), and who are not, at the date hereof, beneficial owners (individually or collectively) of 25% or more of any class or series of securities of RGF, RAC or Crown Bank shall become the “beneficial owner” (as defined in Rule 13(d) under the Exchange Act) of securities of RGF, RAC or Crown Bank or securities or instruments exercisable, convertible or exchangeable for such securities representing 25% or more of the voting power of either any individual class of securities or of any classes which vote together of RGF’s, RAC’s or Crown Bank’s then outstanding securities; or (v) a change in a majority of the persons serving as RGF directors on the date hereof (the “Existing Directors”), provided, however, new directors nominated or elected by a majority of the RGF Board of Directors shall be considered Existing Directors for purposes hereof. Without affecting or limiting any rights, privileges or powers of holders of RAC Series A Preferred Stock, in the event of a Change in Control where (i) any RGF, RAC or Crown Bank (w) is not well capitalized, (x) is not in compliance with regulatory capital adequacy requirements, or (y) has not received approval from applicable regulatory authorities for any transaction that is subject to Federal Reserve approval, or (ii) any depository institution subsidiary of RGF or RAC is not well capitalized for purposes of the prompt corrective action rules of its primary federal regulatory authority, then, notwithstanding that a Change in Control has occurred, holders of Purchase Rights shall not have rights to exercise a Preferred Exchange or cause any retirement of RGF’s Mirror Preferred Stock or RAC Series A Preferred Stock, without prior Federal Reserve approval.

7.2 Material Covenant Violation. For so long as any shares of RAC Series A Preferred Stock shall remain outstanding:

(a) RGF shall not, and shall cause RAC not to, grant or permit to exist any Liens on any capital stock or securities of Crown Bank, all of which shall be held solely by RAC.

(b) Without the prior permission of the holders of a majority of the outstanding RAC Series A Preferred Stock, except for indebtedness (including obligations in connection with RAC’s outstanding trust preferred securities) and any guarantee, direct or indirect, of any indebtedness or obligations outstanding on the date hereof (and any refinancing of any such indebtedness on more favorable terms), RGF shall not permit RAC or its subsidiaries to issue or guarantee, directly or indirectly, additional indebtedness or other obligations, except for such indebtedness or obligations which the Federal Reserve so directs, and except such subsidiaries may issue additional indebtedness to RAC, and Crown Bank may continue to take deposits and borrow under Federal Home Loan Bank advances, repurchase agreements with creditworthy counterparties that are fully secured by Liens on U.S. Government and U.S.

Government agency securities, and under federal funds lines, subject to any limitation on transactions with affiliates herein. RAC shall not issue additional shares of RAC capital stock of any class or series or any rights, options, warrants or convertible or exchangeable securities or instruments entitling the holder thereof to acquire or purchase shares of RAC capital stock containing terms, rights or preferences superior in any respect to those of the RAC Series A Preferred Stock.

(c) RAC shall cause Crown Bank not to declare or pay dividends in the event that Crown Bank is less than “well capitalized” for all regulatory purposes or would be less than “well capitalized” for all regulatory purposes immediately after payment of the dividend, except for such dividend payments which are directed by the Federal Reserve. RGF shall cause R-G Premier Bank not to declare or pay dividends in the event that R-G Premier Bank is less than “well capitalized” for all regulatory purposes or would be less than “well capitalized” for all regulatory purposes immediately after payment of the dividend, except for such dividend payments which are directed by the Federal Reserve. This is a limitation solely upon the declaration and payment of dividends and not a minimum capital requirement. In the event that Crown Bank or R-G Premier Bank shall inadvertently declare or pay a dividend in violation of this Section 7.2(c), such institution and its parent corporation shall have 15 days from the date of the occurrence of the violation to cure such violation.

(d) All transactions which are entered into after the date hereof by and among RGF, RAC, and their subsidiaries and their respective directors, officers and affiliates will comply with Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W and similar laws and statutes, and the rules and regulations of, agreements with, and commitments to, orders, rulings, directives and decrees of, the Federal Reserve, Office of Thrift Supervision (“OTS”), the Federal Deposit Insurance Corporation, (“FDIC”), the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “Commissioner”) and the Florida Department of Financial Institutions (the “Florida Department”) (collectively, the “Regulatory Authorities”); provided, however, that for purposes of Section 7.2(e) hereof, a violation of this Section 7.2(d) shall be limited to purchases of assets by RAC or Crown Bank from their affiliates. All such transaction must be in writing on an arms’-length basis and on commercially reasonable terms no less favorable to (i) RGF, RAC, Crown Bank and R-G Premier Bank, in the case of all transactions with any of them, or (ii) to RGF and RAC in the case of transactions with directors, officers and affiliates (other than Crown Bank and R-G Premier Bank), than with unaffiliated third parties.

(e) A “Material Covenant Violation” shall be deemed to have occurred upon any violation of Sections 7.2(a) or (b), or upon any violation of Sections 7.2(c) or (d), individually or in the aggregate, that results in (i) the decrease in the total value of RAC exceeding $100 million, or (ii) a $20 million or greater decrease in the Total Purchase Rights Value. All dividends that are declared or paid inconsistent with Section 7.2(c) above (i) in the amount by which the applicable bank’s capital is reduced below well capitalized as a result of such dividend, and (ii) the amount of all dividends paid or declared by Crown Bank or R-G Premier Bank when Crown Bank or R-G Premier Bank, respectively, is less than well capitalized for regulatory purposes, shall be added and included in any calculation of the decrease in the total value of RAC or the decrease in Total Purchase Rights Value under this Section 7.2(e).

SECTION 8. MISCELLANEOUS.

8.1 No Rights as Shareholder; Limitation of Liability. Neither this Agreement nor the Purchase Rights granted herein shall entitle a Holder to any of the rights of a stockholder of RAC or RGF prior to exercise of the Purchase Rights, and then only as to the shares issuable as a result of such exercise of the Purchase Rights. No Holder of Purchase Rights shall have liability or obligation as a shareholder of either RAC or RGF as a result of being a party to this Agreement (or a transferee or assignee of Purchase Rights hereunder) or by virtue of holding or owning Purchase Rights.

8.2 Holders Entitled to Benefits of Other Agreements. This Agreement, and the Purchase Rights provided herein, have been entered into and granted pursuant to the Securities Purchase Agreement. Holders are entitled to the benefits of the Securities Purchase Agreement and the Operative Documents, including the Registration Agreement related thereto.

8.3 No Impairment. RGF will not, by amendment of its articles of incorporation or through reorganization, consolidation, merger, statutory share exchange, dissolution, liquidation, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, nor will it permit RAC to do so, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Purchase Rights against impairment. Without limiting the generality of the foregoing, RGF (a) will take all such action as may be necessary or appropriate in order that RGF may validly and legally issue fully paid and non-assessable shares upon the exercise of all Purchase Rights at the time outstanding, and (b) will take no action to amend its articles of incorporation or by-laws which would change to the detriment of the holders of Purchase Rights or Common Stock (whether or not the Holders hold or own any Common Stock be at the time) the dividend or voting rights of the Common Stock.

8.4 Amendment. This Agreement may only be modified or amended and any provision hereof only may be waived by a writing executed by RAC and, to the extent it modifies or amends rights or obligations of RGF, RGF, and upon the written consent of Holders holding a majority of the outstanding Purchase Rights.

8.5 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective success and assigns permitted hereunder, and no other parties shall have any rights hereunder.

8.6 Governing Law, etc. This Agreement and the rights and benefits hereof (including the Purchase Rights) shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida. RAC, RGF and each Holder agrees that any action or proceeding with respect to this Agreement shall be brought exclusively in any state or federal court in the City of Orlando, State of Florida, and further agrees to impose no objection to the forum on the grounds of inconvenience or otherwise. The parties waive the right to a jury trial.

8.7 Notices. Notices required hereunder shall be in writing, and shall be delivered in person, by overnight delivery by UPS, FedEx or similar service, by facsimile or email or in any other form reasonably calculated to provide actual notice; provided, however, that in the event delivery is in a form other than personal delivery, the person or party providing such notice shall seek to obtain some verifiable confirmation that such notice has been actually delivered. Notice shall be effective (i) upon personal delivery, (ii) the business day upon which overnight delivery by UPS, FedEx or similar service occurs, or (iii) for all other forms of notice, the date of verifiable confirmation of actual delivery. Notices shall be sent to the addresses provided on Schedule A. A person or party may change its address for notices as provided in this Section 8.7, and Schedule A shall be deemed to have been updated and modified as a result thereof. A person or party shall be deemed to have satisfied the notice requirements of this Agreement when such person party delivers notice to the parties identified on Schedule A as in effect at the time notice is provided hereunder.

8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Investors may be added by executing a counterpart signature page to this Agreement. A signature sent by facsimile shall have the same force and effect as an executed original.

8.9 Entire Agreement. This Agreement, including the Securities Purchase Agreement and any other documents and instruments referred to herein or therein constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above.

R&G ACQUISITION HOLDINGS CORPORATION

By:
Name:	Victor J. Galán
Title:	Chairman and Chief Executive Officer

Joined by the undersigned to confirm the consideration provided RGF as recited in the Preamble hereto and the obligations of RGF as provided in Sections 5.1, 5.2, 6.2, 6.3, 7.2(a), 7.2(d), 8.1, 8.2, 8.3, 8.6 and 8.7 hereof.

R&G FINANCIAL CORPORATION

By:
Name:	Victor J. Galán
Title:	Chairman and Chief Executive Officer

Investor Counterpart Signature Page to

Additional Purchase Rights Investment Agreement

INVESTOR

By:

By:
NAME:
Title:

SCHEDULE A

Investors (including Address for Notices)	Purchase Rights Granted

[to be completed]

Addresses for Notices to:

R&G Acquisition Holdings Corporation

R&G Tower Building

290 Jesus T. Pinero Ave.

San Juan, PR 00918

R&G Financial Corporation

R&G Tower Building

290 Jesus T. Pinero Ave.

San Juan, PR 00918

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SCHEDULE A

NOTICE OF EXERCISE

OF PURCHASE RIGHT

To: R&G Acquisition Holdings Corporation

(1) The undersigned, the holder of the Purchase Rights granted under the Additional Purchase Rights Investment Agreement dated as of March 27, 2006, hereby:

(i) irrevocably elects to exercise              Purchase Rights provided therein through a Preferred Exchange as provided in represented thereby for, and to purchase as set forth in Section 4.1 thereof; or

(ii) irrevocably elects to exercise              Purchase Rights through a cash payment as provided in Section 4.2 thereof; or

(iii) irrevocably elects to exercise              Purchase Rights through a Cashless Exercise as provided in Section 3.1(c) thereof.

(2) The undersigned requests that to the extent shares of Common Stock are delivered by RAC for the Purchase Right Value, the certificates evidencing such Shares of Common Stock be issued in the name of and be delivered to:

Name:

Address:

Social Security or
Tax I.D. Number:

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(3) The undersigned confirms that any Shares of Common Stock that might be received pursuant to this Notice of Exercise are being acquired for the account of the undersigned for investment only and not with a view to, or in connection with, the distribution thereof and that the undersigned has no present intention of distributing the Shares of Common Stock received.

Dated:

NAME OF HOLDER

By:
Name:
Title:

SUBSTITUTE FORM W-9

Under the penalties of perjury, I certify that:

(1) the Social Security Number or Taxpayer Identification Number given below is correct; and

(2) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or because the Internal Revenue Service has notified me that I am no longer subject to backup withholding.

Important Instructions: You must cross out #2 above if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under reporting interest or dividends on your tax return and if you have not received a notice from the Internal Revenue Service advising you that backup withholding due to notified payee under reporting has terminated. For additional instructions, please refer to the attached “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.”

Signature*

Date:

THIS NOTICE OF EXERCISE SHALL NOT BE GIVEN EFFECT

BY RAC UNLESS THE HOLDER OF THE

PURCHASE RIGHT HAS PROPERLY COMPLETED AND SIGNED BOTH

THE NOTICE OF EXERCISE FORM AND THE SUBSTITUE FORM W-9.

*	If a corporation, please sign in full corporate name by president or other authorized officer. When signing as officer, attorney, custodian, trustee, administrator, guardian, etc., please give your full title as such. In case of joint tenants, each person must sign.

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